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                                                                   EXHIBIT 10.13

                                 PROMISSORY NOTE



For value received, Leslie S. Robins, (the "Borrower") promises to pay to the order of Advanced Optics Electronics, Inc. (the "Lender") Forty Eight Thousand Dollars ($48,000.00) with interest at ten percent (10%) per year, computed on the basis of 360-day years.

Interest payments of $1,200.00 shall be payable in arrears quarterly on December 7; March 7; June 7 and September 7 of each year starting with November 3, 2000. The principal amount of this note shall be payable at the end of 36 months on September 7, 2003. The borrower shall have the right to prepay all or any part of this note at any time without penalty.


Date:  Thursday, September 07, 2000




 /s/ LESLIE S. ROBINS
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Leslie S. Robins